Exhibit 99.1

Matrixx Initiatives, Inc. Announces Zicam® Product Line Extensions;
Zicam Intense Cold & Flu Relief, Zicam Cough Mist Max

Zicam Flu utilizes an Innovative Redi-Dose™ Delivery

May 18, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better,” today announced several additions to its Zicam product line, as well as an improvement to Zicam Cold remedy Oral Mist™.

The Company is adding four new flu relief products (Zicam Cold & Flu Day, Zicam Cold & Flu Nite, Zicam Maximum Strength Flu Day, and Zicam Maximum Strength Flu Nite) to the Zicam franchise. The new flu relief products utilize a new Redi-Dose delivery spoon. Each spoon is individually packaged and dosed with medicine to relieve cold and flu symptoms. The innovative flavorless Redi-Dose can be mixed with any beverage, hot or cold, and dissolves completely. The Company is also expanding the successful Zicam Cough Mist™ line by adding Zicam Cough Mist Max, which provides extended relief up to eight hours and is non-drowsy.

Carl J. Johnson, President and Chief Executive Officer of Matrixx Initiatives, said, “It is a pleasure to announce further expansions to the Zicam brand. Zicam Cold & Flu Relief products are a progressive extension into the $430 million flu market group within the $3.5 billion cough/cold category. The innovative Redi-Dose delivery spoon is a new way of delivering medicine to relieve body aches and congestion that accompany a cold or flu. Each spoon is individually packaged and can be mixed with your beverage of choice (hot or cold) to deliver fast acting relief while you enjoy the flavor of your preferred beverage.”

Mr. Johnson continued, “We are also adding Zicam Cough Mist™ Max to the Cough Mist line introduced last year. The new Cough Max will provide extended soothing cough relief, up to eight hours, and is non-drowsy. We believe the extended relief and pleasant flavor using our MicroMist delivery will be a hit with consumers and add to the Cough Mist line’s continued success. Additionally, I am pleased to announce an improvement to our Zicam Cold Remedy Oral Mist™ product. In response to consumer feedback, we have improved the flavor of Oral Mist to deliver our cold remedy formula with a more pleasing mint flavor. I am confident the improved flavor will please consumers and add to the already high growth of our Cold Remedy product line. Shipments of the new products are expected to begin in the third quarter of this year. We are proud of the growth we have achieved, growing from two products in 2001 to 21 products this year. The Company believes significant growth opportunities still exist and we will continue to focus on increasing brand awareness and trial, new product development, and expansion into additional over-the-counter healthcare categories. We are looking forward to growing the Zicam line and remain excited about the introduction of Nasal Comfort™, our new brand and product for nasal health.”

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and plans to launch a new brand, Nasal Comfort for nasal health in 2005. The Company’s flagship product Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts®; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist™ products. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888,

whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com or Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our expectation of using new advertising to attract new users to Zicam; (ii) our expectations regarding the introduction of product improvements, new products, and a new brand in 2005; (iii) our belief that significant growth opportunity continues to exist; and (iv) our plan to focus on growth and invest in research and development. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the potential impact of current and future product liability litigation; and the possibility that expenses, including legal expenses, may exceed budgeted amounts; the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; regulatory issues, or public relations challenges; the possibility that the Company’s products may face increased competition or negative publicity; the severity of the next cold season; the possibility that future sales of Zicam products will not be as strong as expected; and the possibility that supply issues may impact future sales of Zicam products. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2005, and Form 10-Q filed in May 2005, under the heading “Risk Factors”, filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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